Exhibit 99.3

Joint Filers’ Signatures

AVERILL MASTER FUND, LTD.

By: /s/ Andrew Nathanson	Date: August 21, 2026
Name: Andrew Nathanson
Title: Authorized Signatory

AVERILL MADISON MASTER FUND, LTD.

By: /s/ Andrew Nathanson	Date: August 21, 2026
Name: Andrew Nathanson
Title: Authorized Signatory

By: /s/ Aaron Cowen	Date: August 21, 2026
Name: Aaron Cowen